Exhibit 10.5(h)
Internal Land Sub-contracting Agreement

Party A: Xiamen Xinyixiang Modern Agricultural Development Co., Ltd
Party B: Guo Yongyuan

Through friendly consultation, Party A and Party B have reached this Agreement on the issue of Party B’s production and cultivation on Party A’s Vegetable Cultivation Base covering an area of 800 mu ( eight hundred mu) (equivalent of 131.8 acres) and located at Tong’an Zhuba Farm, which is east to Zhuba Village, west to the highway, south to the wind prevention forest, and north to the Longan forest by contract under the terms and conditions set forth as follows:

1.
Party A shall provide the contracted Vegetable Cultivation Base for Party B to operate from October 1st, 2009 and the term shall be one year. This Agreement shall be automatically extended for another year upon its expiration provided that neither party proposes to terminate this Agreement.

2.
During the agreement period, Party B shall carry out cultivation and operations, purchase seeds, fertilizer, pesticide and employ workers in the name of Party A. In addition, Party B shall select vegetable species for cultivation under the guidance of Party A and submit various materials of cultivation and purchase as well as documents of employing tools to Party A. Party B shall bear all the expenses and costs associated with purchasing seeds, fertilizer, pesticide and employing workers. Party A shall purchase qualified vegetables produced by Party B at the market price and it will bear no other payment liability.

3.
During the term of this Agreement, Party B shall shoulder the risks arising from cultivation and deal with all relevant debtor-creditor relationships, and Party A shall bear risks arising from or in connection with marketing.

4.
During the period of this Agreement, Party B shall unconditionally accept Party A’s management, carry out cultivation in a mode set up by Party A, use the fertilizer and pesticide approved by Party A. Party B shall enjoy the right to employ workers freely and it shall bear any expenses and costs related to taxes and social insurance associated with its production and activities.

5.
During the agreement term, Party B shall abide by relevant laws and administrative rules and carry out cultivation in accordance with relevant laws and regulations. It shall not perform any activities of buying and selling, leasing, desolating the contracted land or use the land for any other purposes.

6.
Anything not covered in this Agreement shall be consulted by both parties. In case no agreement can be reached, the issues hereto shall be submitted to the court located in the region where Party A is situated.

7.	This Agreement shall be effective immediately after being signed and sealed by both parties.
8.	This Agreement is made in two copies and both parties shall hold one copy each.

Party A (stamped and sealed): Xiamen Xinyixiang Modern Agricultural Development Co., Ltd
Representative: /s/ Li Hong

Party B: /s/ Guo Yongyuan

Date of Signature: Sep 28th, 2009